Exhibit 99.1

NeoVolta Reports Third Quarter Fiscal 2026 Financial Results and Provides Strategic Update on Execution of Integrated Energy Solutions Platform

Strong Execution Across All Pillars: First C&I Purchase Order, Georgia Manufacturing Facility on Track, and Multiple Strategic Milestones Validate Integrated Platform Strategy

San Diego, CA – May 14, 2026 – NeoVolta Inc. (NASDAQ: NEOV) (“NeoVolta” or the “Company”), a U.S.-based energy technology company delivering scalable energy storage solutions, today announced financial results for its third quarter fiscal 2026 ended March 31, 2026, and provided an update on the Company’s continued execution against its strategy to build a vertically integrated energy solutions platform serving residential, commercial and industrial (“C&I”), and utility-scale markets.

Recent Highlights

•	Named 2026 Energy Storage Company of the Year by CleanTech Breakthrough, selected from thousands of nominations across 16+ countries for product leadership, installer-friendly design, and market traction

•	NeoVolta Power ownership increased to 80% under amended JV structure; expanded commercial agreement entered into with PotisEdge

•	First C&I purchase order received from Luminia, a $1.9 million initial order validating the Company’s integrated C&I platform strategy

•	Georgia manufacturing facility progressing on track; manufacturing equipment has started to arrive on site, with installation targeted for June ahead of production ramp expected in Q3 of calendar 2026

Management Commentary

“The third quarter was about execution, converting our strategic vision into tangible proof points. We received our first C&I purchase order from Luminia, our Georgia manufacturing facility is progressing on track with equipment starting to arrive on site and installation targeted for June, and we continued to advance all three verticals of our integrated platform. Subsequent to quarter end, we were named 2026 Energy Storage Company of the Year, increased our ownership in NeoVolta Power to 80% and expanded our commercial capabilities with PotisEdge. The momentum we are carrying into the back half of fiscal 2026 gives us strong confidence in the path ahead.” - Ardes Johnson, Chief Executive Officer, NeoVolta.

Third Quarter Fiscal 2026 Financial Highlights

•	Revenue: $2.0 million for Q3 FY2026, compared to $2.0 million in Q3 FY2025. Revenue in the quarter was impacted by a slowdown in the residential solar market following the expiration of the federal solar investment tax credit for individuals on December 31, 2025. Nine-month revenue totaled $13.3 million, up approximately 262% from $3.7 million in the prior-year period.

•	Gross Profit: Gross profit was approximately $0.9 million, or ~46% gross margin, compared to approximately $0.5 million, or ~26% gross margin, in Q3 FY2025. The year-over-year improvement reflects higher-margin product mix during the quarter.

•	Operating Expenses: Total operating expenses were approximately $3.6 million, compared to approximately $1.9 million in Q3 FY2025, reflecting investments in commercial infrastructure, R&D associated with the NVWAVE platform commercialization, and NeoVolta Power operating expenses as the manufacturing facility advances toward initial production.

•	Net Loss: Net loss was $3.0 million, or $(0.08) per share, compared to a net loss of $1.4 million, or $(0.04) per share, in Q3 FY2025. The year-over-year increase reflects planned strategic investment in people, product development, and platform infrastructure as the Company executes on its integrated energy solutions strategy.

•	Liquidity: As of March 31, 2026, the Company had cash of approximately $11.5 million. In April 2026, the Company established a revolving credit facility of up to $3.0 million with its depository bank, providing additional near-term liquidity flexibility. Management is actively evaluating equity, debt, and project financing alternatives to fund Phase 2 and Phase 3 joint venture obligations and support continued platform growth.

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Strategic Update: Executing the Integrated Energy Solutions Platform

Residential Platform

NeoVolta continued to expand its national installer and distributor network, with distribution activity across Texas, Puerto Rico, and other new markets. The Company is preparing to launch its NVWAVE modular battery platform commercially, featuring plug-and-play installation in under 30 minutes, approximately 75% faster than traditional alternatives, a scalable architecture up to 55.2 kWh, and full FEOC-compliant, Domestic Content-eligible design. A key differentiator of the NVWAVE platform is its integrated software intelligence. The system incorporates a proprietary whole-home load management controller that integrates the system controller, inverters, battery management unit, and individual battery modules into one streamlined unit, enabling intelligent energy optimization across solar, battery, and grid resources. This software-driven architecture gives homeowners real-time visibility and control over their energy use while allowing the system to adapt dynamically to evolving utility rate structures and interconnection requirements. In parallel, the Company is advancing a third-party ownership (“TPO”) financing model for the residential market in collaboration with Luminia, which would enable homeowners to deploy NVWAVE systems with little to no upfront cost, lower barriers to adoption, and generate recurring revenue streams for NeoVolta over time. Further updates on the TPO initiative will be provided as it develops.

C&I Platform

In March 2026, NeoVolta received its first purchase order from Luminia LLC, valued at approximately $1.9 million for 40 units of NeoVolta’s NVGAIN-125K261 C&I battery storage system. This is the first definitive commercial transaction under the strategic supply collaboration framework the two companies announced in December 2025 and validates NeoVolta’s position as an integrated C&I energy storage provider. Luminia operates one of the most active project pipelines in the U.S. C&I distributed storage market, with contracted demand for approximately 160 MWh and an active pipeline of approximately 640 MWh, representing approximately $39 million in potential equipment revenue to NeoVolta under the broader collaboration framework, although there can be no assurance that pipeline projects will result in purchase orders. The Company expects the Luminia relationship to continue to deepen as NeoVolta Power’s Georgia manufacturing facility approaches production, creating a direct line of sight between domestic supply capacity and a scaled, active development pipeline.

Utility-Scale Platform | NeoVolta Power, LLC - Domestic Manufacturing Joint Venture

The Company’s U.S. battery manufacturing joint venture in Pendergrass, Georgia is advancing on track:

•	Equipment installation is targeted for June 2026

•	Initial production ramp is expected to begin in Q3 of calendar 2026

•	Phase 2 capital contribution of $8.0 million is targeted for May 31, 2026; management is actively evaluating funding sources to support this and future growth investments

In April 2026, NeoVolta announced an amended joint venture structure increasing its ownership interest in NeoVolta Power from 60% to 80%, at no new cash cost, while retaining full board and operational control. The updated structure strengthens the Company’s economic interest in the platform and enhances alignment with domestic manufacturing incentive frameworks, including IRS Section 45X and Section 48E. Concurrently, NeoVolta entered into a Management Services Agreement with PotisEdge to support commercial development and customer engagement.

The Georgia facility is designed for 2 GWh of initial annual production capacity, scalable to 8 GWh over time, with an initial product mix of approximately 75% utility-scale and 25% C&I systems. At illustrative average pricing of $200 per kilowatt hour, 2 GWh of annual production could represent approximately $400 million of potential annual revenue at full utilization. This illustrative figure is not a forecast or guidance and actual production levels, product mix, pricing, and revenue will depend on market conditions, customer demand, and operational factors.

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Capital Structure

NeoVolta is executing against one of the most significant growth opportunities in the U.S. clean energy sector, and the Company is committed to funding that growth in a disciplined and shareholder-friendly manner. As the Company advances toward manufacturing production, expands its commercial footprint across residential, C&I, and utility-scale markets, and pursues additional strategic partnerships, management is actively evaluating a range of capital options, including equity, debt, project financing, and equipment financing, to support its Phase 2 and Phase 3 joint venture obligations and broader platform growth initiatives. NeoVolta’s priority is to deploy capital efficiently and at the right cost, ensuring the Company is well positioned to fund its rapid growth trajectory while preserving long-term shareholder value.

Conference Call Information

The Company will host an earnings conference tomorrow to review financial and operating results for the quarter ended March 31, 2026. Management will review quarterly results and discuss recent operational progress and strategic priorities. A question-and-answer session will follow.

•	Date: Friday, May 15, 2026

•	Time: 12:00 p.m. Eastern Time

•	Phone: +1 (201) 389-0908

•	Webcast and accompanying slide presentation: Registration Link

A telephonic replay will be available from 3:00 p.m. ET on the day of the call through Friday, May 29, 2026. To listen to the archived call, dial +1 (412) 317-6671 and enter replay PIN 13760492. The webcast replay will be available on the Investor Relations section of the Company’s website at neovolta.com/investors, where a transcript will be posted once available.

About NeoVolta

NeoVolta is an innovator in energy storage solutions dedicated to advancing reliable, high-performance power infrastructure for residential, commercial, and utility applications. With a focus on scalable technology, domestic manufacturing, and strategic partnerships, NeoVolta is positioned to support the accelerating transition toward resilient energy systems.

For more information, visit www.neovolta.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this release include, without limitation, statements regarding the ability to raise additional capital, manufacturing capacity, production timelines, market opportunity, revenue potential, supply collaboration frameworks and potential order volumes, the expected expansion of strategic collaborations, the development of TPO and financing models, the Georgia manufacturing facility ramp timeline and capacity, expected outcomes from the Luminia relationship and utility-scale commercial operations, future gross margin improvement, the Company’s ability to meet joint venture capital contribution obligations, and future operations generally. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-K and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts

NEOV Investors

Alliance Advisors IR

ir@neovolta.com

NEOV Media

Email: press@neovolta.com

Phone: 800-364-5464

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